U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 12b-25


                                                         SEC File Number 0-25831
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                           NOTIFICATION OF LATE FILING

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [X] Form 10-Q and Form 10-QSB
[ ] Form N-SAR

     For Period  Ended:  December 31, 1999
     Transition  Report on Form 10-K   [ ]
     Transition Report on Form 20-F    [ ]
     Transition Report on Form 11-K    [ ]
     Transition Report  on Form 10-Q   [ ]
     Transition  Report  on Form  N-SAR
     for the Transition Period Ended:_________________
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Nothing  in this  form  shall be  construed  to imply  that the  Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information
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Full Name of Registrant:    NetWolves Corporation
Former Name if applicable:  N/A
Address of Principal Executive Office:
                            200 Broadhollow Road, Suite 207
                            Melville, New York  11747

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Part II - Rules 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. Check appropriate box.

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ](c) The accountant's statement or other exhibit required by Rule 12b- 25(c) has been attached if applicable.
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Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion
thereof could not be filed within the prescribed period.   The financial
statements and related material are not presently available.

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Part IV - Other Information
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     (1) Name and telephone number of person to contact in regard to this notification:
                         Peter C. Castle (631) 393-5016

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). N/A

              [x] Yes    [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

              [ ] Yes    [ ] No     Presently unknown

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     NETWOLVES CORPORATION has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 11, 2000
                                      By:  /s/ Peter C. Castle
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                                           Peter C. Castle, Secretary

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                              ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).